VANGUARD SPECIALIZED FUNDS
CIK 0000734383
File No.  811-3916

ITEM NO. 77.C  Matters Submitted to a Vote of Security Holders

Series 2

Equity Fund to Change Diversified Status: Vanguard Precious
Metals Fund will change in status from "diversified" to "nondiversified" under securities laws. The investment objectives and strategies of the respective funds will remain unchanged.